                                                                      EXHIBIT 1

                                PROPOSAL NO. 2

             APPROVAL OF THE 1996 STOCK OPTION/STOCK ISSUANCE PLAN

PLAN BACKGROUND

  The Company's stockholders are being asked to approve the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") pursuant to which 2,000,000 shares of Common Stock will be reserved for issuance. The Board of Directors has authorized the implementation of the 1996 Plan as a comprehensive equity incentive program. As there are only limited number of shares available for grant under the existing 1994 Stock Option/Stock Issuance Plan (the "1994 Plan"), the Board of Directors believes the adoption of the 1996 Plan is necessary to attract and retain the services of those persons essential to the Company's growth and financial success. The 1996 Plan became effective upon adoption by the Board on April 25, 1996, subject to stockholder approval at the Annual Meeting.

  The following is a summary of the principal features of the 1996 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1996 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Atlanta, Georgia.

STRUCTURE OF EQUITY INCENTIVES PROGRAM

  The 1996 Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program; (ii) a Stock Issuance Program; and (iii) an Automatic Option Grant Program. The principal features of these programs are described below. The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee of the Board (the "Committee"). The Committee will have complete discretion (subject to the provisions of the 1996 Plan) to determine which eligible individuals are to receive option grants or stock issuances, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive option or a non-statutory option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, all grants under the Automatic Option Grant Program will be made in strict compliance with the provisions of that program, and no administrative discretion will be exercised by the Committee with respect to the grants made thereunder.

SHARE RESERVE

  A total of 2,000,000 shares of Common Stock has initially been reserved for issuance over the ten year term of the 1996 Plan. This share reserve will automatically increase on the first trading day of each calendar year, beginning with the 1997 calendar year, by an amount equal to 2% of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. In no event may any one participant in the 1996 Plan be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for more than 750,000 shares in the aggregate under the 1996 Plan per calendar year.

ELIGIBILITY

  Officers and other employees of the Company and its parent or subsidiaries (whether now existing or subsequently established), non-employee members of the Board (other than those serving as members of the Committee) and consultants in the service of the Company and its parent and subsidiaries will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board (including members of the Committee) will also be eligible to participate in the Automatic Option Grant Program.

  As of May 1, 1996, approximately nine executive officers, 5,000 other employees and three non-employee Board members were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs, and six non-employee Board members were eligible to participate in the Automatic Option Grant Program.

VALUATION

  The fair market value per share of Common Stock on any relevant date under the 1996 Plan will be the closing selling price per share on the date of grant as reported on the Nasdaq National Market. On April 15, 1996, the closing selling price per share was $13 3/8.

                      DISCRETIONARY OPTION GRANT PROGRAM

  Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than one hundred percent (100%) of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten years.

  Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Committee will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

  The Committee is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant
Program:

    Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Committee, be made in cash or in shares of Common Stock.

    Limited stock appreciation rights may be granted to officers of the Company as part of their option grants. Any option with such a limited stock appreciation right in effect for at least six (6) months may be surrendered to the Company upon the successful completion of a hostile take-over of the Company. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the take-over price per share over (ii) the exercise price payable for such share.

                            STOCK ISSUANCE PROGRAM

  Shares may be issued under the Stock Issuance Program for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, including a full-recourse, interest-bearing promissory note secured by the purchased shares. However, the value of such consideration as determined by the Plan Administrator may not be less than one hundred percent (100%) of the fair market value of the issued shares at the time of issuance. Shares may also be issued solely as a bonus for past services.

  The shares issued as a bonus for past services will be fully vested upon issuance. All other shares issued under the program will be subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The following requirements will govern the applicable vesting schedule:

  --For any shares which are to vest solely through the performance of services, the Committee will impose a minimum service period of at least three (3) years before any of the shares will vest.

  --For any shares which are to vest upon the participant's performance of services and the Company's attainment of one or more prescribed performance milestones, the Committee will impose a minimum service period of at least one (1) year.

  The Committee will have the sole and exclusive authority, exercisable upon a participant's termination of service, to vest any or all unvested shares of Common Stock at the time held by that participant, to the extent the Committee determines that such vesting provides an appropriate severance benefit under the circumstances.

                        AUTOMATIC OPTION GRANT PROGRAM

  The Automatic Option Grant Program will become effective upon stockholder approval of the 1996 Plan at the Annual Meeting, and no further option grants to non-employee Board members will be made under the Automatic Option Grant Program currently in effect for non-employee Board members under the 1994 Plan.

  Under the Automatic Option Grant Program to be in effect under the 1996 Plan, each individual who first becomes a non-employee Board member at or after the 1996 Annual Meeting will automatically be granted at that time an option for 25,000 shares of Common Stock. In addition, at each Annual Stockholders Meeting beginning with the 1996 Annual Meeting, each individual who is to continue to serve as a non-employee Board member will be granted an option to acquire 5,000 shares of Common Stock, provided such person has served as a non-employee Board member for at least six months. There will be no limit on the number of such 5,000 share options which any one non-employee Board member may receive over the period of Board service.

  Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from such grant date. Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. Each initial option grant for 25,000 shares will vest (and the Company's repurchase rights will lapse) in thirty-six successive equal monthly installments over the optionee's period of Board service measured from the option grant date. Each 5,000 share grant will vest (and the Company's repurchase right will lapse) in twelve successive equal monthly installments over the optionee's period of Board service measured from the option grant date.

  The shares subject to each automatic option grant will immediately vest upon the happening of certain events, including the optionee's death or permanent disability while serving as a Board member, an acquisition of the Company by merger or asset sale, or a hostile change in control of the Company effected through a hostile tender offer for more than 50% of the Company's outstanding voting securities or a change in the majority of the Board by reason of one or more contested elections for Board membership. In addition, upon the successful completion of such hostile tender-over, each automatic option grant which has been outstanding for at least six months may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (i) the highest price per share of Common Stock paid in such tender offer over (ii) the exercise price payable per share.

                              GENERAL PROVISIONS

ACCELERATION

  In the event the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Under certain circumstances, the terminating options may be exercised on a deferred payment basis, provided the optionee remains personally liable and interest accrues on the unpaid amount over the deferral period. Any options assumed or replaced in connection with such acquisition will be subject to immediate acceleration, and any unvested shares which do not vest at the time of such acquisition will be subject to full and immediate vesting, in the event the optionee's service with the successor entity is subsequently terminated within 24 months following the acquisition. The Committee also has the discretionary authority to provide for the automatic acceleration of outstanding options under the Discretionary Option Grant Program and the automatic vesting of unvested shares under the Stock Issuance Program under the 1996 Plan upon such terms and conditions as the Committee deems appropriate. This discretion may be exercised at the time of grant or at any time an option remains outstanding and may be exercised in a variety of events, including a transaction involving a change in ownership or control of the Company.

  The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

CHANGES IN CAPITALIZATION

  In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1996 Plan; (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1996 Plan per calendar year; (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members and (v) he number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

FINANCIAL ASSISTANCE

  The Plan Administrator may institute a loan program in order to assist one or more individuals in financing the purchase of shares under the 1996 Plan. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided will be determined by the Committee. However, all promissory notes will be full recourse, and the maximum amount of financing provided any individual may not exceed the amount of cash consideration payable for the issued shares plus all applicable Federal, state and local taxes incurred in connection with the acquisition of the shares.

SPECIAL TAX ELECTION

  The Committee may provide one or more holders of outstanding options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Committee may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

AMENDMENT AND TERMINATION

  The Board may amend or modify the 1996 Plan in any or all respects whatsoever subject to any required stockholder approval. The Board may terminate the 1996 Plan at any time, and the 1996 Plan will in all events terminate on April 25, 2006.

NEW PLAN BENEFITS AND STOCK AWARDS

  No option grants or stock issuances have been made to date under the 1996 Plan. The following table sets forth certain information regarding the options which will be granted under the Automatic Option Grant Program on the date of the Annual Meeting to each individual who is to continue to serve as a non-employee Board member. Each option will have an exercise price per share equal to the closing selling price per share of Common Stock on that date on the Nasdaq National Market.

                                                                    NUMBER OF
   NAME                                                           OPTION SHARES
   ----                                                           -------------
   DIRECTORS
   Craig T. Davenport............................................     5,000
   Robert J. Erra ...............................................     5,000
   Patrick T. Hackett............................................     5,000(1)
   W. David Holder...............................................     5,000
   Donald B. Milder..............................................     5,000
   L. John Wilkerson.............................................     5,000
   All non-employee directors as a group (6 persons).............    30,000

--------
(1) The economic benefit of the option to be granted to Mr. Hackett has been assigned to E. M. Warburg, Pincus & Co., Inc., or an affiliate thereof, for the account of Warburg, Pincus Investors, L.P.

                        FEDERAL INCOME TAX CONSEQUENCES

OPTION GRANT

  Options granted under the 1996 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

  Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

  If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

  Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

  If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

  The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

STOCK APPRECIATION RIGHTS

  An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which such ordinary income is recognized by the optionee.

DIRECT STOCK ISSUANCES

  The tax principles applicable to direct stock issuances under the 1996 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purpose of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

                             ACCOUNTING TREATMENT

  Option grants with an exercise price equal to the fair market value of the option shares on the grant date will not result in any compensation expense to be charged against the Company's earnings, but the Company must disclose, in proforma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options to be treated as a compensation expense. In addition, the number of outstanding options may be factor in determining the Company's earnings per share on a fully-diluted basis.

  Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then those rights will result in compensation expense to the Company's earnings.

                                PROPOSAL NO. 3

                 APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

PLAN BACKGROUND

  The stockholders are also being asked to vote on a proposal to approve the Company's Employee Stock Purchase Plan (the "Purchase Plan"), pursuant to which 1,000,000 shares will be reserved for issuance. The
Purchase Plan is intended to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. The Purchase Plan was adopted by the Board on April 25, 1996, and will become effective on November 1, 1996 (the "Effective Date"), subject to approval by the stockholders at the Annual Meeting.

  The following is a summary of the principal features of the Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the attention of the Corporate Secretary of the Company at the Company's corporate offices in Atlanta, Georgia.

ADMINISTRATION

  The Purchase Plan will be administered by the Compensation Committee of the Board. The Compensation Committee as the Plan Administrator will have full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration will be paid by the Company without charge to participants.

SHARE RESERVE

  A total of 1,000,000 shares of Common Stock have been reserved for issuance over the ten (10)-year term of the Purchase Plan. In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to
(i) the class and maximum number of securities issuable under the Purchase Plan, including the class and number of securities purchasable per participant during any one (1) purchase period, and (ii) the class and maximum number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

PURCHASE PERIODS

  The Purchase Plan will be implemented in a series of successive six (6)- month purchase periods. Purchase periods will run from the first business day in April to the last business day in October each year and from the first business day in November each year to the last business day in March in the following year. The initial purchase period will begin on November 1, 1996 and end on the last business day in April 1997.

ELIGIBILITY

  Any individual (other than an executive officer) who is expected to work on a regular basis for more than twenty (20) hours per week for more than five
(5) months per calendar year in the employ of the Company or any participating affiliate ("Eligible Employee") will be eligible to participate in the Plan. Each individual who is an Eligible Employee on the start date of any purchase period may participate in such purchase period.

  Participating affiliates include any parent or subsidiary corporations of the Company, whether now existing or hereafter organized, which elect, with the approval of the Committee, to extend the benefits of the Purchase Plan to their eligible employees.

  As of December 31, 1995, approximately 5,000 employees, were eligible to participate in the Purchase Plan.

PURCHASE PROVISIONS

  Each participant will be granted a separate purchase right for each purchase period in which he or she participates. The purchase right will be granted on the start date of that purchase period and will be automatically exercised on the last business day of that purchase period.

  Each participant may authorize payroll deductions in any multiple of one percent (1%) of his or her base salary, up to a maximum of the lesser of ten percent (10%) or five thousand dollars ($5,000).

  On the last business day of each purchase period, the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of Common Stock at the purchase price in effect for that purchase period. No participant may, during any one purchase period, purchase more than 500 shares of Common Stock.

PURCHASE PRICE

  The purchase price per share at which Common Stock will be purchased on the participant's behalf on the last day of each purchase period will be no less than ninety-five percent (95%) of the lower of (i) the fair market value per share of Common Stock on the start date of that purchase period or (ii) the fair market value per share of Common Stock on the purchase date.

VALUATION

  The fair market value per share of Common Stock on any relevant date will be the closing selling price per share on such date on the Nasdaq National Market. On April 15, 1996, the fair market value per share of Common Stock was $133/8 per share.

SPECIAL LIMITATIONS

  The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following limitations:

    (i) No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company of any of its affiliates.

    (ii) No purchase right granted to a participant may permit such individual to purchase Common Stock at a rate greater than $25,000 worth of such Common Stock (valued at the time such purchase right is granted) for each calendar year the purchase right remains outstanding at any time.

TERMINATION OF PURCHASE RIGHTS

  The purchase right will immediately terminate upon the participant's loss of Eligible Employee status, and any payroll deductions collected for the purchase period in which such termination occurs will be refunded. The purchase right will also terminate upon the participant's affirmative withdrawal from the purchase period, and any payroll deductions collected for the purchase period in which the withdrawal occurs will be immediately refunded.

STOCKHOLDER RIGHTS

  No participant will have any stockholder rights with respect to the shares of Common Stock covered by his or her purchase right until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

ASSIGNABILITY

  Purchase rights will not be assignable or transferable and will be exercisable only by the participants.

ACQUISITION

  Should the Company be acquired by merger or asset sale during any purchase period, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will not be less than ninety-five percent (95%) of the lower of
(i) the fair market value per share of Common Stock on the start date of that purchase period or (ii) the fair market value per share of Common Stock immediately prior to such acquisition.

AMENDMENT AND TERMINATION

  The Purchase Plan will terminate upon the earliest to occur of (i) the last business day in October, 2006, (ii) the date on which all available shares are issued or (iii) the date on which all outstanding purchase rights are exercised in connection with an acquisition of the Company.

  The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, (i) materially increase the number of shares issuable under the Purchase Plan or the number of shares purchasable per participant during any one purchase period, except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price, (iii) materially increase the benefits accruing to participants or (iv) materially modify the requirements for eligibility to participate in the Purchase Plan.

                           FEDERAL TAX CONSEQUENCES

  The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

  If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the purchase period in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess. Any additional gain recognized by the participant upon the disposition will be capital gain.

  If the participant sells or disposes of the purchased shares more than two
(2) years after the start date of the purchase period in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) five percent (5%) of the fair market value of the shares on the start date of the purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

  If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) five percent (5%) of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

                             ACCOUNTING TREATMENT

  Under current accounting rules, the issuance of shares of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in proforma statements to the Company's financial statements, the impact the outstanding purchase rights under the Purchase Plan would have upon the Company's reported earnings were the value of those rights to be treated as a compensation expense.

           STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to TheraTx regarding the beneficial ownership of TheraTx Common Stock as of February 29, 1996 by (i) each Named Executive Officer (as defined below); (ii) each director; (iii) all current directors and executive officers of TheraTx as a group; and (iv) each stockholder known to TheraTx to be a beneficial owner of more than five percent (5%) of TheraTx Common Stock.

                                                      AMOUNT AND
                                                      NATURE OF       PERCENT
                                                 BENEFICIAL OWNERSHIP OF CLASS
NAME OF BENEFICIAL OWNER                                (#)(1)          (%)
------------------------                         -------------------- --------
Crosspoint Venture Partners III.................        751,224(2)      3.51%
Donald B. Milder(3).............................         52,621            *
 18552 MacArthur Boulevard, Suite 400
 Irvine, California 92715
Delphi BioVentures, L.P. .......................      1,068,124(4)      5.00
 3000 Sand Hill Road, Building 1, Suite 135
 Menlo Park, California 94025
Galen Partners, L.P. ...........................        988,918(5)      4.63
L. John Wilkerson, Ph.D.(6).....................         28,000            *
 666 Third Avenue, Suite 135
 New York, New York 10017-4011
FMR Corp.(7)....................................      3,307,347        14.68
 82 Devonshire Street
 Boston, Massachusetts 02109-0614
Warburg, Pincus Investors, L.P.(8)..............      2,433,705        11.39
Patrick T. Hackett(8)(9)........................
 466 Lexington Avenue
 New York, New York 10017
John A. Bardis(10)..............................        539,368(11)     2.52
 c/o TheraTx, Incorporated
 400 Northridge Road, Suite 400
 Atlanta, Georgia 30350
Bret W. Jorgensen(10)...........................        377,916(12)     1.77
Donald R. Myll(13)..............................        106,916(14)        *
Laura E. Cayce(13)..............................         53,374(15)        *
Louis E. Hallman, III(13).......................        351,500(16)     1.65
William J. Haffey, Ph.D.(13)....................         56,222(17)        *
Craig R. Reamsnyder(13).........................         39,723(18)        *
Craig T. Davenport(9)...........................         30,066(19)        *
Robert J. Erra(9)...............................         41,666(20)        *
W. David Holder(9)..............................        148,046(21)        *
Jonathan H. Glenn(13)...........................         16,770(18)        *
B. Wayne Clark (13).............................         20,666(18)        *
All directors and executive officers as a group
 (15 persons)(22)...............................      1,887,854         8.68

--------
*   Less than 1%.

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Shares of Common Stock subject to stock options or warrants which are currently exercisable or which become exercisable within 60 days after February 29, 1996 are deemed outstanding for purposes of computing the percentage ownership of outstanding Common Stock of the person or group holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of Common Stock of any other person or group.
 (2) Includes 48,416 shares of Common Stock issuable upon the exercise of immediately exercisable warrants. Excludes 25,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted to, and 2,000 shares owned directly by, Donald B. Milder. Also excludes 25,621 shares held by the Milder Community Property Trust.
 (3) Donald B. Milder, a director of TheraTx, is a General Partner of Crosspoint Venture Partners III. Except to the extent of his partnership interest, Mr. Milder disclaims beneficial ownership of the shares held by Crosspoint Venture Partners III.
 (4) Includes 30,257 shares of Common Stock issuable upon the exercise of immediately exercisable warrants. Also includes 3,774 shares held by Delphi BioInvestments, L.P., of which 107 shares of Common Stock are issuable upon the exercise of immediately exercisable warrants.
 (5) Includes 25,489 shares of Common Stock issuable upon the exercise of immediately exercisable warrants. Also includes 92,299 shares held by Galen Partners International, L.P., of which 2,624 shares of Common Stock are issuable upon the exercise of immediately exercisable warrants. Excludes 25,000 shares of Common Stock issuable upon exercise of immediately exercisable options granted to, and 1,000 shares owned directly by, L. John Wilkerson. Also excludes 2,000 shares held by The Wilkerson Family Charitable Lead Trust.
 (6) L. John Wilkerson, Ph.D., a director of TheraTx, is a General Partner of the Galen Partnerships. Except to the extent of his partnership interest, Dr. Wilkerson disclaims beneficial ownership of the shares held by the Galen Partnerships.
 (7) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 2,447,721 shares, as a result of acting as an investment advisor to several investment companies, which includes 735,821 shares issuable upon conversion of the Notes (41.66 shares for each $1,000 principal amount of Notes). Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 859,626 shares (including 443,326 issuable upon conversion of the Notes as determined above). Edward C. Johnson, III, Chairman of FMR Corp., and family members, through their collective ownership of voting common stock of FMR Corp. and the terms of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR Corp. under the Investment Company Act of 1940.
 (8) The sole General Partner of Warburg, Pincus Investors, L.P. ("Warburg") is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel
     I. Pincus is the Managing Partner of WP and may be deemed to control WP. E.M. Warburg, Pincus & Company, a New York general partnership, manages Warburg. WP has a 20% interest in the profits of Warburg and, through its wholly-owned subsidiary, E.M. Warburg, Pincus & Co., Inc. ("EMW"), owns 1.13% of the limited partnership interests in Warburg. Mr. Hackett, a director of TheraTx, is a Managing Director of EMW and a General Partner of WP and E.M. Warburg. As such, Mr. Hackett may be deemed to have an indirect pecuniary interest, within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, in an indeterminate portion of the shares beneficially owned by Warburg, EMW and WP. Mr. Hackett disclaims beneficial ownership of these 2,433,705 shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Includes 25,000 shares of Common Stock issuable upon exercise of an immediately exercisable option granted to Mr. Hackett, the economic benefit of which has been assigned to EMW or an affiliate thereof.
 (9) Director.
(10) Named executive officer and director.
(11) Includes 56,667 shares of Common Stock issuable upon exercise of vested or immediately exercisable options.
(12) Includes 24,583 shares of Common Stock issuable upon exercise of vested or immediately exercisable options.
(13) Named executive officer.
(14) Includes 24,583 shares of Common Stock issuable upon exercise of vested or immediately exercisable options.
(15) Includes 36,707 shares of Common Stock issuable upon exercise of vested or immediately exercisable options.
(16) Includes 19,167 shares of Common Stock issuable upon exercise of vested or immediately exercisable options. Excludes 3,333 shares held as Trustee for the Nathaniel James Wood Trust dated May 26, 1993.
(17) Includes 21,223 shares of Common Stock issuable upon exercise of vested or immediately exercisable options.
(18) All shares of Common Stock are issuable upon exercise of vested or immediately exercisable options.
(19) Shares held as Trustee for the Davenport Family Trust U.T.A. dated December 3, 1986. Includes 25,000 shares of Common Stock issuable upon exercise of immediately exercisable options. Also includes 3,000 shares held in trust for the benefit of Mr. Davenport's minor children.
(20) Includes 25,000 shares of Common Stock issuable upon the exercise of an immediately exercisable option.
(21) Includes 111,935 shares of Common Stock held with Jan C. Holder, TTEES for the Holder Family Trust U/A DTD dated January 29, 1985. Excludes 5,847 shares of Common Stock held with Jan C. Holder as TTEES for Zachary Cartwright Holder TR U/A DTD dated October 23, 1981, and 5,847 shares of Common Stock for Jon David Holder TR U/A DTD dated October 23, 1981, both of which trustors are adult children of Mr. Holder. Includes 25,000 shares of Common Stock issuable upon exercise of immediately exercisable options.
(22) Excludes shares beneficially owned by Crosspoint Venture Partners III, the Galen Partnerships and Investors referenced above, as to which directors of the Company have disclaimed beneficial ownership as referenced in footnotes 3, 6 and 8 above. The percentage ownership of all directors and executive officers as a group would be 27.73% if the shares as to which directors disclaim beneficial ownership were included.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT(1)

  It is the responsibility of the Compensation Committee (the "Committee") of the TheraTx Board of Directors to make recommendations to the Board of Directors regarding the salary and bonuses to be paid to the Company's executive officers each fiscal year. The Committee also administers the 1994 Stock Option/Stock Issuance Plan, as amended (the "1994 Plan"), and will also administer the 1996 Stock Option/Stock Issuance Program (the "1996 Plan") if the 1996 Plan is approved by the stockholders at the Annual Meeting. Equity incentives may be granted under both the 1994 Plan and the 1996 Plan to executive officers as part of their long-term compensation package. The following is a summary of the policies of the Committee which affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

  General Compensation Policy. Under the supervision of the Committee, TheraTx has developed a compensation policy which is designed to attract, retain and reward qualified key executives critical to the Company's success and to provide such executives with performance-based incentives tied to the financial performance of TheraTx. One of the Committee's primary objectives is to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the individual's contribution to the success of TheraTx as measured by his or her personal performance. Accordingly, each executive officer's compensation package is fundamentally comprised of three elements: (i) base salary which reflects individual experience, expertise and responsibility and is designed to be competitive with salary levels in the industry; (ii) annual incentive compensation which reflects individual and Company performance for the year; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the TheraTx stockholders.

  Factors. The principal factors which were considered in establishing the components of each executive officer's compensation package for the year ended December 31, 1995 are summarized below. However, the Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

  Base Salary. For comparative compensation purposes for the 1995 fiscal year, the Committee has, with the assistance of an independent compensation consultant, identified a peer group of companies which are comparable in size with the Company, which provide healthcare services or which compete with the Company for executive talent. The base salary for each officer is determined on the basis of specific compensation surveys and the following factors: the salary levels in effect for comparable positions at the peer group companies, the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Committee deems appropriate.

  For purposes of the stock price performance graph which appears later in this Proxy Statement, the Company has selected Long Term Care Composite ("LTCC") as the industry index. Four out of the eight companies included in that index were also among the companies which the Committee surveyed as part of the peer group for comparative compensation purposes. However, in selecting companies to survey for such compensation purposes, the Committee considers many factors not directly associated with stock price performance, such as differences in organizational structure and corporate culture, geographic location, growth rate, annual revenue and profitability, and market capitalization.
--------
(1) The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission (the "SEC") and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act").

  Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance targets established for each fiscal year. For fiscal year 1995, bonuses were earned on the basis of the following factors:
(i) the increase in the Company's earnings (before interest and taxes) over the prior fiscal year and (ii) the personal performance level of the executive officer. A portion of the Company's earnings for the 1995 fiscal year was accordingly set aside for distribution under the bonus pool, and each executive officer was awarded a share of that pool on the basis of the executive's performance for the year, the responsibilities assigned to the executive and the executive's relative position in the Company. The total cash compensation paid to the Company's executive officers for the 1995 fiscal year was, in most cases, competitive with the total cash compensation paid to executive officers in comparable positions at the peer group companies which compete with the Company for executive talent, based on the published 1994 fiscal year data for those companies. The actual bonus paid for the year to each of the current executive officers named in the Summary Compensation Table is indicated in the Bonus column.

  Long-Term Incentive Compensation. Each option grant under the 1994 Plan and the 1996 Plan is designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business and to remain in the service of the Company. The Committee has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual's position with the Company and his or her existing holdings of unvested options. The number of shares subject to each option grant is based upon the officer's tenure, level of responsibility and relative position in the Company. However, the Committee does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years).

  Options to purchase 1,105,000 shares of Common Stock were granted to the executive officers during the 1995 fiscal year. Currently, each of these options does not become exercisable unless either the optionee completes seven
(7) years of service with the Company measured from the grant date or certain performance criteria are achieved. The exercise price per share is $18.25. The Committee is considering modifications of the terms of these options to ensure that the options will continue to provide a meaningful equity incentive for such officers to remain in the Company's employ. Potential modifications may include, without limitation, changing or eliminating the performance criteria and changing the vesting period to a mere conventional time based vesting, although the Committee does not currently intend to change the exercise price of these options.

  CEO Compensation. The base salary established for the Company's Chief Executive Officer, Mr. John A. Bardis, for the year ended December 31, 1995 reflects the Committee's decision to maintain a level of stability and certainty with respect to this component of his compensation from year to year, and there was no intent to have this particular component of compensation affected to any significant degree by the Company's performance factors. Because it was the Committee's intent in setting Mr. Bardis' compensation for the 1995 fiscal year to have a greater emphasis on long-term equity incentive compensation than cash compensation. Mr. Bardis' base salary was maintained at a level below the median of the base salaries paid to other chief executive officers at comparable surveyed companies. Mr. Bardis was, however, awarded an option during 1995 to acquire 400,000 shares of the Company's Common Stock on the terms discussed in the preceding paragraph.

  Tax Limitation. As a result of federal tax legislation enacted in 1993, a publicly-held company such as TheraTx will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. However, compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The compensation paid to the Company's executive officers for the year ended December 31, 1995 did not, and the compensation to be paid for the year ending December 31, 1996 is not expected to, exceed the $1 million limit per officer. In addition, the 1994 and 1996 Plans have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of options granted under those plans will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limitation, the Committee has decided not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          Compensation Committee

                                          Craig T. Davenport
                                          Robert J. Erra L.
                                          John Wilkerson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee for the year ended December 31, 1995 were Messrs. Davenport and Erra, and Dr. Wilkerson. None of these individuals was at any time during the year ended December 31, 1995 an officer or employee of the Company or any of its subsidiaries.

  No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the compensation awarded or earned, for services rendered to the Company in all capacities during the fiscal years ended December 31, 1993, 1994 and 1995, by (i) the Company's Chief Executive Officer and (ii) the Company's six other most highly compensated executive officers who were serving as executive officers as of December 31, 1995 (together, the "Named Executive Officers"). No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the year ended December 31, 1995 resigned or terminated employment during the fiscal year. During 1995, 1994 and 1993, no Named Executive Officer received any restricted stock award, stock appreciation right or payment under any long term incentive plan.

                                                                       LONG-TERM
                                  ANNUAL COMPENSATION                 COMPENSATION
                                  ---------------------               ------------
                                                                       SECURITIES
                                                        OTHER ANNUAL   UNDERLYING
NAME AND PRINCIPAL POSITION  YEAR  SALARY    BONUS(1)   COMPENSATION   OPTIONS(#)
---------------------------  ---- ---------- ---------- ------------  ------------
John A. Bardis............   1995 $  206,000 $  45,732    $    --       400,000
 President, Chief
  Executive                  1994    206,000    61,800     42,858(2)    226,667
 Officer and Director        1993    204,076    41,200        --            --
Bret W. Jorgensen.........   1995    150,000    28,500        --        160,000
 President, TheraTx Health   1994    137,789    79,063     14,506(2)     88,333
 Services Group and
  Director                   1993    105,212    24,000     37,070(3)        --
Donald R. Myll............   1995    140,000    25,900        --        110,000
 Senior Vice President and   1994    124,583    41,458      9,655(2)     88,333
 Chief Financial Officer     1993     96,689    22,000     50,768(3)        --
Laura E. Cayce............   1995    150,000    30,000        --         90,000
 President, PersonaCare
  Group                      1994    126,875    28,164        --         83,333
                             1993    102,292    25,000        --         16,666
Craig R. Reamsnyder.......   1995    125,000    23,125        --         90,000
 Vice President and
  General                    1994    116,458    24,708        --         63,333
 Manager, Hospital
  Services Group             1993     94,496    19,000        --         50,000
Louis E. Hallman, III.....   1995    125,000    25,000        --         90,000
 Vice President Corporate    1994    110,521    26,051     26,865(2)     61,667
 Development                 1993     86,917    17,000      4,207(3)        --
William J. Haffey, Ph.D. .   1995    125,000    25,000        --         90,000
 Vice President and Chief    1994    108,750    26,125        --         63,333
 Clinical Information
  Services Officer           1993     75,980    14,250        --         33,333

--------
(1) The bonuses reflected in the table for 1995 for all officers were earned in 1995 although not paid until 1996. The bonuses reflected for 1994 for Messrs. Bardis, Jorgensen, Myll and Hallman, and Ms. Cayce, and a portion of the bonus for Messrs. Reamsnyder and Haffey were earned in 1994 although not paid until 1995.
(2) "Other Annual Compensation" in 1994 is comprised of (i) relocation expenses of $42,858, $7,760 and $26,865 paid to or on behalf of Messrs. Bardis, Jorgensen and Hallman, respectively; and (ii) in the case of Messrs. Jorgensen and Myll, payments of $6,746 and $9,655, respectively, to reimburse them for the tax liability attributable to the relocation expenses previously paid to them.
(3) "Other Annual Compensation" in 1993 is comprised of (i) payments for unused vacation of $4,178, $6,852 and $4,207 to Messrs. Jorgensen, Myll and Hallman, respectively; and (ii) payments to Messrs. Jorgensen and Myll in the amount of $32,892 and $43,916, respectively, for relocation expenses and reimbursement of the tax liability attributable to the relocation expenses paid directly to each.

STOCK OPTIONS

  The following table sets forth, for the year ended December 31, 1995, information concerning the grant of options to purchase shares of Common Stock under the Company's 1994 Plan to the Named Executive Officers. No stock appreciation rights have been granted to any of the Named Executive Officers.

               OPTION/SAR GRANTS IN YEAR ENDED DECEMBER 31, 1995

                                  INDIVIDUAL GRANTS
                         -----------------------------------
                                                                               POTENTIAL REALIZABLE
                                     PERCENT                                     VALUE AT ASSUMED
                         NUMBER OF   OF TOTAL                                    ANNUAL RATES OF
                         SECURITIES  OPTIONS                                 STOCK PRICE APPRECIATION
                         UNDERLYING GRANTED TO                                  FOR OPTION TERM(3)
                          OPTIONS   EMPLOYEES   EXERCISE OR                  ------------------------
NAME                     GRANTED(1)  IN 1995   BASE PRICE(2) EXPIRATION DATE     5%          10%
----                     ---------- ---------- ------------- --------------- ----------- ------------
John A. Bardis..........  400,000     19.43%      $ 18.25       03/21/05     $ 4,590,931 $ 11,634,320
Bret W. Jorgensen.......  160,000      7.77         18.25       03/21/05       1,836,372    4,653,728
Donald R. Myll..........  110,000      5.34         18.25       03/21/05       1,262,506    3,199,438
Laura E. Cayce..........   90,000      4.37         18.25       03/21/05       1,032,959    2,617,722
Craig R. Reamsnyder.....   90,000      4.37         18.25       03/21/05       1,032,959    2,617,722
Louis E. Hallman, III...   90,000      4.37         18.25       03/21/05       1,032,959    2,617,722
William J. Haffey,
 Ph.D. .................   90,000      4.37         18.25       03/21/05       1,032,959    2,617,722

--------
(1) Each of the options was granted March 21, 1995 and will vest upon the earlier of (i) the optionee's completion of seven (7) years of service measured from such grant date or (ii) the attainment of certain performance milestones based upon specific earnings per share targets or an acquisition of the Company at certain prescribed minimum valuation thresholds. The Company believes that the options will help ensure continuity of management and will focus management on the long-term enhancement of stockholder value.
(2) The exercise price per share of the options granted was equal to the closing market price of the underlying shares of Common Stock on the date the options were granted. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving the same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.
(3) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth certain information concerning the exercise of options by Messrs. Haffey, Clark and Reamsnyder and Ms. Cayce during fiscal year 1995, including the aggregate amount of gain realized at the time of exercise. No other Named Executive Officer exercised options during 1995. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1995. Also reported are values of "in-the-money" options that represent the difference between the respective exercise prices of outstanding stock options and the closing selling price of the Common Stock as of December 29, 1995, as reported on the Nasdaq National Market. No stock appreciation rights were exercised during fiscal year 1995 nor were any outstanding at December 29, 1995.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                   AND OPTION VALUES AS OF DECEMBER 31, 1995

                                                      NUMBER OF             VALUE OF UNEXERCISED
                          SHARES                SECURITIES UNDERLYING           IN-THE-MONEY
                         ACQUIRED                UNEXERCISED OPTIONS             OPTIONS(1)
                            ON       VALUE    --------------------------- -------------------------
NAME                     EXERCISE REALIZED(2) EXERCISABLE   UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- ----------- -----------   ------------- ----------- -------------
John A. Bardis..........       0    $     0     56,667(3)      570,000     $ 200,003         0
Bret W. Jorgensen.......       0          0     24,583(4)      223,570        99,998         0
Donald R. Myll..........       0          0     24,583(5)      173,750        99,998         0
Craig Reamsnyder........  31,110    487,166     39,723(6)      132,500       342,174         0
Laura E. Cayce..........   8,153    158,127     34,276(7)      147,570       173,070         0
Louis E. Hallman, III...       0          0     19,167(8)      132,500        87,503         0
William J. Haffey,
 Ph.D...................  48,477    712,936     21,223(9)      141,000       133,549         0
B. Wayne Clark..........  22,000    358,690     20,666(10)      99,000        24,998         0

--------
(1) Calculated based on the closing sale price at December 29, 1995 of $12.00 per share, less the applicable exercise price.
(2) Calculated as the excess of the fair market value of the purchased shares on the exercise date over the aggregate option exercise paid for the shares.
(3) As of December 31, 1995, 42,778 of the shares issuable upon exercise of options held by Mr. Bardis were vested.
(4) As of December 31, 1995, 17,639 of the shares issuable upon exercise of options held by Mr. Jorgensen were vested.
(5) As of December 31, 1995, 17,639 of the shares issuable upon exercise of options held by Mr. Myll were vested.
(6) As of December 31, 1995, 20,278 of the shares issuable upon exercise of options held by Mr. Reamsnyder were vested.
(7) As of December 31, 1995, 24,205 of the shares issuable upon exercise of options held by Ms. Cayce were vested.
(8) As of December 31, 1995, 13,090 of the shares issuable upon exercise of options held by Mr. Hallman were vested.
(9) As of December 31, 1995, 10,458 of the shares issuable upon exercise of options held by Dr. Haffey were vested.
(10) As of December 31, 1995, 8,512 of the shares issuable upon exercise of options held by Mr. Clark were vested.

MANAGEMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

  None of the Company's executive officers have employment agreements with TheraTx, and their employment may be terminated at any time at the discretion of the Board of Directors. On April 25, 1996, the Board of Directors approved the adoption of the Executive Officers' Severance Policy (the "Severance Policy") for the Company's executive officers, pursuant to which each such executive officer will become entitled to special severance benefits in the event his or her employment is involuntarily terminated in connection with certain changes in control of the Company.

  A change in control is defined under each agreement to include: (i) an acquisition of the Company by merger or consolidation in which the Company is not the surviving entity, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company, (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger, (iv) the acquisition of securities possessing fifty percent (50%) or more of the total combined voting power of the Company's outstanding securities pursuant to a transaction effected without the approval of the TheraTx Board, (v) a change in the composition of the TheraTx Board over any period of 36 months or less such that a majority of the Board ceases to be comprised of individuals who either (A) have been Board members since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by a majority of the continuing Board members described in clause (A) or (vi) the issuance by the Company of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities (determined after such issuance) in a single transaction or a series of related transactions.

  Should an executive officer's employment be involuntarily terminated (other than for cause) within a designated period (20 or 24 months, as determined by the Board of Directors) following a change in control, then that officer will become entitled to the following severance benefits from the Company: (i) a cash lump sum payment equal to such executive officer's base salary for a designated 20 or 24 month period and (ii) a cash lump sum payment equal to the then current monthly health care insurance premium paid by the Company for such executive officer, multiplied by 20 or 24, as the case may be.

  Involuntary termination is defined as the termination of the officer's employment, whether voluntary or involuntary (other than for cause), following a material reduction in the officer's level of responsibilities, a reduction in his or her compensation or a change in job location without his or her consent. Termination for cause includes any involuntary termination attributable to the officer's fraudulent behavior or other intentional misconduct adversely affecting the business reputation of the Company in a material manner.

  In addition, the Compensation Committee will have the discretionary authority as administrator of the 1994 Plan and the 1996 Plan to provide for the accelerated vesting of options held by executive officers in connection with a change in control of the Company. Under both the 1994 Plan and the 1996 Plan, all options held by executive officers automatically vest in connection with certain changes of control in which the options are not assumed by the acquiring company. Furthermore, under the 1996 Plan, executive officers' options will vest in the event of an involuntary termination (other than for cause) within certain designated periods following a change in control.

  Should the total value of all payments or benefits which vest or become due to an executive officer in connection with his or her termination of employment following the occurrence of a change in control, as described above, constitute an excess parachute payment under the federal tax laws, then the Company will provide such executive officer with a cash lump sum payment equal to 145% of the excise tax initially payable by such executive. The Company will not, however, provide any such payment to the extent the excise taxes are attributable to accelerated vesting of stock option grants or restricted stock issuances made to the executive officer within one year prior to the change of control.

THE 1994 STOCK OPTION/STOCK ISSUANCE PLAN

 Plan Background and Structure

  The Company's 1994 Stock Option/Stock Issuance Plan (the "1994 Plan") is the successor equity incentive program to the Company's 1990 Stock Option Plan, as amended. The 1994 Plan was originally adopted by the Board of Directors on March 3, 1994 and approved by the Company's stockholders on June 15, 1994. On July 16, 1994, October 27, 1994 and March 21, 1995, the Board approved increases in the number of shares authorized for grant under the 1994 Plan of 75,000, 900,000, and 1,800,000 shares, respectively. Such increases were approved by the Company's stockholders at the 1995 Annual Meeting of Stockholders held May 31, 1995.

  A total of 4,495,467 shares of Common Stock has been reserved for issuance over the ten year term of the 1994 Plan. In no event may any one participant in the 1994 Plan be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for more than 1,498,489 shares in the aggregate over the term of the 1994 Plan after December 31, 1994. As of February 29, 1996, a total of 1,145,590 shares had been issued under the 1994 Plan, 3,325,239 shares were subject to outstanding options and 24,638 shares were available for future grant under the 1994 Plan.

  The 1994 Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program under which eligible individuals may be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value of such shares on the grant date; (ii) a Stock Issuance Program under which such individuals may be issued shares of Common Stock directly, either through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services or the Company's attainment of financial objectives; and (iii) an Automatic Option Grant Program under which eligible non-employee Board members may be granted options to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of such shares on the grant date. The terms of the Automatic Option Grant Program under the 1996 Plan are identical to the terms of the Automatic Option Grant Program under the 1996 Plan, except that the initial 25,000-share option grants which were made under the 1994 Plan at the 1995 Annual Stockholders Meeting were reduced by certain prior option grants made to the non-employee Board members. No further option grants to non-employee Board members will be made under the Automatic Option Grant Program of the 1994 Plan once the 1996 Plan is approved by the stockholders at the Annual Meeting.

  The Discretionary Option Grant Program and the Stock Issuance Program are administered by the Compensation Committee. The Committee has complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

  Upon an acquisition of the Company by merger or asset sale, the vesting of outstanding options and unvested stock issuances will accelerate under certain circumstances.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

  The Committee has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

  The Committee may permit one or more optionees to pay the exercise price of outstanding options under the 1994 Plan by delivering a promissory note payable in installments. The Committee will determine the terms of any such promissory note. However, the maximum amount of financing provided any optionee may not exceed the cash consideration payable for the purchased shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Committee, over the optionee's period of service.

  The Board may amend or modify the 1994 Plan in any or all respects whatsoever subject to any required stockholder approval. The Board may terminate the 1994 Plan at any time, and the 1994 Plan will in all events terminate on March 2, 2004.

RECENT STOCK AWARDS UNDER THE 1994 PLAN

  The following table sets forth certain information regarding the options granted under the 1994 Plan since January 1, 1995 to (i) the Company's Named Executive Officers, (ii) the Company's non-employee directors, (iii) all executive officers as a group, (iv) all non-employee directors as a group, and
(v) all employees as a group.

                                                     NUMBER OF
                                                      OPTION         EXERCISE
NAME                                                  SHARES          PRICE
----                                                 ---------       --------
EXECUTIVE OFFICERS
John A. Bardis......................................   400,000(1)     $18.25
Bret W. Jorgensen...................................   160,000(1)      18.25
Donald R. Myll......................................   110,000(1)      18.25
Laura E. Cayce......................................    90,000(1)      18.25
Craig R. Reamsnyder.................................    90,000(1)      18.25
Louis E. Hallman, III...............................    90,000(1)      18.25
William J. Haffey, Ph.D ............................    90,000(1)      18.25
Jonathan H. Glenn...................................    10,000(1)      18.25
B. Wayne Clark......................................    65,000(1)      18.25
DIRECTORS
Craig T. Davenport..................................    18,333         14.00
Robert J. Erra......................................    18,333         14.00
Patrick T. Hackett..................................    25,000(2)      14.00
W. David Holder.....................................    18,333         14.00
Donald B. Milder....................................    18,333         14.00
L. John Wilkerson...................................    18,333         14.00
All current executive officers as a group (9
 persons)........................................... 1,105,000         18.25(3)
All non-employee directors as a group (6 persons)...   116,665         14.00(3)
All employees, including current officers who are
 not executive officers as a group (374 persons) ...   789,482(2)(3)   15.28(3)

--------
(1) These options, granted March 21, 1995, will vest upon the earlier of seven
    (7) years following the date of grant or on such dates as the Company achieves certain performance criteria. The performance criteria may either be fulfilled by the Company achieving certain earnings per share targets or the Company being acquired at certain minimum price thresholds.
(2) The economic benefit of the option granted to Mr. Hackett has been assigned to E. M. Warburg, Pincus & Co., Inc., or an affiliate thereof, for the account of Warburg, Pincus Investors, L.P.
(3) Exercise price per share is equal to the weighted average exercise price per share.